NEW ENGLAND BANCSHARES, INC.
855 Enfield Street
Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
                      (860) 253-5200

New England Bancshares, Inc. Announces a $1.7 Million
Improvement for Net Income for the Quarter Ended March
31, 2010 and a $3.5 Million Improvement for the Year

ENFIELD, CT, May 6, 2010– New England Bancshares, Inc. (the “Company”) (NASDAQ GM: NEBS), the holding company for New England Bank, reported net income for the quarter ended March 31, 2010 of $700,000, or $0.12 per diluted share as compared to a loss of $1.0 million, or $0.18 per share, reported for the same quarter a year ago.  Net income for the year ended March 31, 2010 totaled $1.7 million, or $0.28 per diluted share, compared to a net loss of $1.8 million, or $0.32 per share, for the same period last year.  The increase was primarily attributable to higher net interest income and higher non-interest income.

President’s Comments:

President and CEO David O’Connor commented, “I am encouraged by this quarter’s results.  While there continue to be challenges facing the industry, our focus remains on reducing costs and growing margins, in order to increase revenues.  Our commitment to meet the lending needs of our communities have resulted in significant growth in our portfolio.  We continue to focus on profitably growing New England Bank in a safe and sound manner.”

Results – Fourth Quarter, March 31, 2010:

•
Net interest income was $5.3 million for the three months ended March 31, 2010, an increase of $1.4 million, or 35.9%, compared to the same quarter last year.  The Company increased its loan balances and reduced its cash held at the Federal Reserve.  This helped increase the net interest margin to 3.53% for the quarter ended March 31, 2010 compared to 3.14% for the year ago period.

•	Non-interest expense for the quarter ended March 31, 2010 was virtually unchanged from the two previous quarters as the Company focused on cost control to enhance profitability and earnings per share.
•
The Company held auction rate securities in three public entities for which the Company had written-down the investments during the prior fiscal year.  In the December 31, 2009 quarter the Company converted these auction rate securities into the underlying preferred stock and sold two of the investments.  In the current quarter the Company sold its remaining corporate investment, as well as its investment in Fannie Mae and Freddie Mac, and recorded a gain on sale of $319,000.

•	The Company repurchased 18,200 shares of the Company’s stock during the quarter, which was accretive to both book value and earnings per share.

Results - Year Ended March 31, 2010:

•	For the fiscal year, assets, net loans and deposits grew 18.1%, 24.6% and 23.4%, respectively.
•	For the year ended March 31, 2010 net interest income was $18.8 million, up $3.1 million, or 19.8%, from the net interest income for the year ended March 31, 2009.
•	Nonperforming assets as a percentage of assets declined from 2.1% at March 31, 2009 to 1.8% at March 31, 2010.
•	The provision for loan losses for the year ended March 31, 2010 totaled $3.0 million relative to $2.9 million for the year ended March 31, 2009.
•	The Company recorded $1.1 million in FDIC insurance expense in the current year compared to $322,000 in the prior year. The current year expense includes $313,000 for the special FDIC assessment.
•	The Company recorded approximately $220,000 in merger related expenses during the year ended March 31, 2010.
•	The Company sold Riverside Investments, New England Bank’s advisory and investment services division, during the current period and recognized a $175,000 gain on sale of the division.
•	Capital remains strong with an equity to assets ratio of 10.1%. In addition New England Bank remains well capitalized with a Tier 1 capital ratio of 7.34%.
•	The Company repurchased 226,867 shares of the Company’s stock during the year, which was accretive to both book value and earnings per share.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks.  For more information regarding New England Bank’s products and services, please visit www.nebankct.com.

Selected Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

Income Statement Data	Three Months Ended March 31,		Year Ended March 31,
	2010	2009	2010	2009
Net interest income	$5,252	$3,864	$18,826	$15,718
Provision for loan losses	1,042	2,057	3,049	2,929
Non-interest income (charge)	746	539	2,945	(550)
Non-interest expense	4,159	3,932	16,834	14,957
Net income (loss)	700	(1,007)	1,676	(1,802)
Earnings (loss) per share:
Basic	$0.12	$(0.18)	$0.28	$(0.32)
Diluted	0.12	(0.18)	0.28	(0.32)

Dividend per share	$0.02	$0.04	$0.08	$0.15

Balance Sheet Data	March 31, 2010	March 31, 2009
Total assets	$675,059	$571,664
Total loans, net	515,504	413,566
Allowance for loan losses	4,625	6,458
Other real estate owned	2,846	141
Total deposits	517,572	419,436
Repurchase agreements	23,460	12,069
FHLB advances	56,860	66,833
Total equity	67,907	63,954
Book value per share	11.00	10.83
Tangible book value per share	8.00	7.98

Key Ratios	Three Months Ended March 31,		Year Ended March 31,
	2010	2009	2010	2009
Return on average assets	0.42%	(0.72)%	0.25%	(0.33)%
Return on average equity	4.13%	(6.22)%	2.50%	(2.71)%
Net interest margin	3.53%	3.14%	3.16%	3.18%

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